Exhibit 99.1

Media Contacts:	Karissa Peer	Investor Contacts:	Jennifer Halchak
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	Kate Vossen		Renee McKnight
	(732) 675-8448		(551) 204-6129

Organon Reports Results for the First Quarter Ended March 31, 2024

•	First quarter 2024 revenue of $1,622 million, up 5% on an as-reported basis and 7% at constant currency

•	First quarter 2024 diluted earnings per share of $0.78 and non-GAAP Adjusted diluted earnings per share of $1.22; both reported and non-GAAP Adjusted diluted earnings per share include $15 million expense, or $(0.05) per share, for acquired in-process research and development (IPR&D) and milestones

•	First quarter 2024 net income of $201 million and Adjusted EBITDA (non-GAAP) of $538 million

•	Full year 2024 financial guidance ranges affirmed

Jersey City, N.J., May 2, 2024 – Organon (NYSE: OGN) today announced its results for the first quarter ended March 31, 2024.

"We entered this year with a clear focus: to deliver our 2024 financial targets while staying true to our mission of improving the health of women, and the first quarter was a very solid start," said Kevin Ali, Organon's Chief Executive Officer. "We remain confident in our ability to deliver our third year of revenue growth on a constant currency basis and we remain committed to delivering full-year non-GAAP Adjusted EBITDA margins that are in line with last year, or better."

First Quarter 2024 Revenue

in $ millions	Q1 2024	Q1 2023	VPY	VPY ex-FX
Women’s Health	$422	$381	11%	12%
Biosimilars	170	116	46%	46%
Established Brands	1,001	1,002	—%	2%
Other (1)	29	39	(27)%	(29)%
Revenues	$1,622	$1,538	5%	7%

(1) Other includes manufacturing sales to third parties.

For the first quarter of 2024, total revenue was $1,622 million, an increase of 5% on an as-reported basis and an increase of 7% excluding the impact of foreign currency (ex-FX), compared with the first quarter of 2023.

Women’s Health revenue increased 11% on an as-reported basis, and increased 12% ex-FX in the first quarter of 2024 compared with the first quarter of 2023 primarily driven by 34% ex-FX growth in Nexplanon® (etonogestrel implant). Nexplanon's strong performance was primarily due to the favorable year-over-year comparison of customer purchasing patterns associated with the timing of U.S list-price adjustments, coupled with favorable price and discount rates in the U.S. and the favorable timing of tenders to markets outside of the U.S. Worldwide sales of the Jada® system, a device intended to provide control and treatment of abnormal postpartum uterine bleeding or hemorrhage when conservative management is warranted, nearly doubled compared with the prior year period, benefiting from continued uptake in the United States following the product's launch in early 2022. Performance in the Women's Health franchise was partially offset by sales of NuvaRing® (estonogestrel / ethinyl estradiol vaginal ring), a vaginal contraceptive product, which declined 19% ex-FX during the period due to ongoing generic competition. The fertility portfolio was down 2% ex-FX in the first quarter, following a very strong fourth quarter of 2023 for Follistim AQ® (follitropin beta injection) which benefited from a one-time buy-in associated with the planned exit of a temporary spin-off related commercial arrangement in the U.S. and increased demand that was largely tied to onboarding a new customer.

Biosimilars revenue grew 46% on an as-reported basis and 46% ex-FX in the first quarter of 2024, compared with the first quarter of 2023. This revenue growth was primarily driven by Ontruzant® (trastuzumab-dttb), which benefited from incremental demand from a tender in Brazil. Renflexis® (infliximab-abda) grew 12% ex-FX primarily due to continued demand growth in the U.S and Canada partially offset by unfavorable rates in the U.S. Worldwide revenue of Hadlima® (adalimumab-bwwd) was $30 million during the three months ended March 31, 2024, compared with $5 million in the prior year period, primarily related to continued uptake following the product's July 2023 launch in the U.S.

Established Brands revenue was flat on an as-reported basis and grew 2% ex-FX in the first quarter of 2024. Contribution from the recent licensing of Emgality® (galcanezumab) and RayvowTM (lasmiditan)(1, 2), together with a recovery in certain injectable steroid products following last year's market action offset the impacts of Volume Based Procurement initiatives in China. Performance was equally driven by growth in volume and price. The company expects revenue growth in the Established Brands franchise to be about flat for full year 2024 on an ex-FX basis.

(1) Emgality is a trademark registered in the United States in the name of Eli Lilly and Company (used under license).

(2) Rayvow is a registered trademark of Eli Lilly in the European Union and other countries (used under license).

First Quarter 2024 Profitability

in $ millions, except per share amounts	Q1 2024	Q1 2023	VPY
Revenues	$1,622	$1,538	5%
Cost of sales	665	580	15%
Gross profit	957	958	—%
Non-GAAP Adjusted gross profit (1)	1,007	1,003	—%
Net income	201	177	14%
Non-GAAP Adjusted net income (1)	315	276	14%
Diluted Earnings per Share (EPS)	0.78	0.69	13%
Non-GAAP Adjusted diluted EPS (1)	1.22	1.08	13%
Acquired in-process research & development (IPR&D) and milestones	15	8	—
Per share impact to diluted EPS from acquired IPR&D and milestones	(0.05)	(0.03)	—

Adjusted EBITDA (Non-GAAP) (1,2)	538	518	4%

	Q1 2024	Q1 2023
Gross margin	59.0%	62.3%
Non-GAAP Adjusted gross margin (1)	62.1%	65.2%
Adjusted EBITDA margin (Non-GAAP) (1, 2)	33.2%	33.7%

(1)	See Tables 4 and 5 for reconciliations of GAAP to non-GAAP financial measures.

(2)	Adjusted EBITDA and Adjusted EBITDA margin included $15 million in the first quarter of 2024 and $8 million in the first quarter of 2023 related to Acquired IPR&D and milestones.

Gross margin was 59.0% as-reported and 62.1% on a non-GAAP adjusted basis in the first quarter of 2024 compared with 62.3% as-reported and 65.2% on a non-GAAP adjusted basis in the first quarter of 2023. The lower non-GAAP Adjusted gross margin was primarily related to unfavorable product mix, foreign exchange translation and higher inflation impacts to material and distribution costs.

Net income for the first quarter of 2024 was $201 million, or $0.78 per diluted share, compared with $177 million, or $0.69 per diluted share, in the first quarter of 2023. Non-GAAP Adjusted net income was $315 million, or $1.22 per diluted share, compared with $276 million, or $1.08 per diluted share, in 2023.

Non-GAAP Adjusted EBITDA margin was 33.2% in the first quarter of 2024 compared with 33.7% in the first quarter of 2023 primarily due to cost containment initiatives targeting operating expenses, particularly in research and development, that were offset by higher cost of goods sold.

Capital Allocation

Today, Organon’s Board of Directors declared a quarterly dividend of $0.28 for each issued and outstanding share of the company's common stock. The dividend is payable on June 13, 2024, to stockholders of record at the close of business on May 13, 2024.

As of March 31, 2024, cash and cash equivalents were $575 million, and debt was $8.7 billion.

Full Year Guidance

Organon does not provide GAAP financial measures on a forward-looking basis because the company cannot predict with reasonable certainty and without unreasonable effort, the ultimate outcome of legal proceedings, unusual gains and losses, the occurrence of matters creating GAAP tax impacts, and acquisition-related expenses. These items are uncertain, depend on various factors, and could be material to Organon’s results computed in accordance with GAAP.

Full year 2024 financial guidance is presented below on a non-GAAP basis, except revenue.

	Previous guidance as of February 15, 2024	Current guidance
Revenues	$6.2B - $6.5B	Unchanged
Adjusted gross margin	61.0% - 63.0%	Unchanged
SG&A	$1.5B - $1.7B	Unchanged
R&D*	$400M - $500M	Unchanged
Adjusted EBITDA margin (Non-GAAP)	31.0% - 33.0%	Unchanged
Interest	~$520M	Unchanged
Depreciation	~$130M	Unchanged
Effective non-GAAP tax rate	18.5% - 20.5%	Unchanged
Fully diluted weighted average shares outstanding	~259M	Unchanged

*R&D expense includes $15 million of IPR&D and milestone expense year-to-date March 31, 2024. R&D guidance does not take into consideration a forward looking view of IPR&D and milestone expense.

Webcast Information

Organon will host a conference call at 8:30 a.m. Eastern Time today to discuss its first quarter 2024 financial results. To listen to the event and view the presentation slides via webcast, join from the Organon Investor Relations website at https://www.organon.com/investor-relations/events-and-presentations/. A replay of the webcast will be available approximately two hours after the conclusion of the live event on the company’s website. Institutional investors and analysts interested in participating in the call must register in advance by clicking on this link:

https://registrations.events/direct/Q4I58511

Following registration, participants will receive a confirmation email containing details on how to join the conference call, including dial-in information and a unique passcode and registrant ID. Pre-registration will allow participants to bypass an operator and be placed directly into the call.

About Organon

Organon is a global healthcare company formed to focus on improving the health of women throughout their lives. Organon offers more than 60 medicines and products in women’s health in addition to a growing biosimilars business and a large franchise of established medicines across a range of therapeutic areas. Organon’s existing products produce strong cash flows that support investments in innovation and future growth opportunities in women’s health and biosimilars. In addition, Organon is pursuing opportunities to collaborate with biopharmaceutical innovators looking to commercialize their products by leveraging its scale and presence in fast growing international markets.

Organon has a global footprint with significant scale and geographic reach, world-class commercial capabilities, and approximately 10,000 employees with headquarters located in Jersey City, New Jersey.

For more information, visit http://www.organon.com and connect with us on LinkedIn, Instagram, X (formerly known as Twitter) and Facebook.

Cautionary Note Regarding Non-GAAP Financial Measures

This press release contains “non-GAAP financial measures,” which are financial measures that either exclude or include amounts that are correspondingly not excluded or included in the most directly comparable measures calculated and presented in accordance with U.S. generally accepted accounting principles (“GAAP”). Specifically, the company makes use of the non-GAAP financial measures Adjusted EBITDA, Adjusted EBITDA margin, Adjusted gross margin, Adjusted gross profit, Adjusted net income, and Adjusted diluted EPS, which are not recognized terms under GAAP and are presented only as a supplement to the company’s GAAP financial statements. This press release also provides certain measures that exclude the impact of foreign exchange. We calculate foreign exchange by converting our current-period local currency financial results using the prior period average currency rates and comparing these adjusted amounts to our current-period results. The company believes that these non-GAAP financial measures help to enhance an understanding of the company’s financial performance. However, the presentation of these measures has limitations as an analytical tool and should not be considered in isolation, or as a substitute for the company’s results as reported under GAAP. Because not all companies use identical calculations, the presentations of these non-GAAP measures may not be comparable to other similarly titled measures of other companies. Please refer to Table 4 and Table 5 of this press release for additional information, including relevant definitions and reconciliations of non-GAAP financial measures contained herein to the most directly comparable GAAP measures.

In addition, the company’s full-year 2024 guidance measures (other than revenue) are provided on a non-GAAP basis because the company is unable to reasonably predict certain items contained in the GAAP measures. Such items include, but are not limited to, acquisition related expenses, restructuring and related expenses, stock-based compensation, the ultimate outcome of legal proceedings, unusual gains and losses, the occurrence of matters creating GAAP tax impacts and other items not reflective of the company's ongoing operations.

The company’s management uses the non-GAAP financial measures described above to evaluate the company’s performance and to guide operational and financial decision making. Further, the company’s management believes that these non-GAAP financial measures, which exclude certain items, help to enhance its ability to meaningfully communicate its underlying business performance, financial condition and results of operations.

Cautionary Note Regarding Forward-Looking Statements

Except for historical information, this press release includes “forward-looking statements” within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995, including, but not limited to, statements about management’s expectations about Organon’s future financial performance and prospects, including full-year 2024 guidance estimates and predictions regarding other financial information and metrics, and franchise and product performance and strategy expectations for future periods. Forward-looking statements may be identified by words such as "foresees" “expects,” “intends,” “anticipates,” “plans,” “believes,” “seeks,” “estimates,” “will” or words of similar meaning. These statements are based upon the current beliefs and expectations of the company’s management and are subject to significant risks and uncertainties. If underlying assumptions prove inaccurate or risks or uncertainties materialize, actual results may differ materially from those set forth in the forward-looking statements.

Risks and uncertainties include, but are not limited to, an inability to fully execute on our product development and commercialization plans within the United States or internationally; an inability to adapt to the industry-wide trend toward highly discounted channels; changes in tax laws or other tax guidance that could adversely affect our cash tax liability, effective tax rates, and results of operations and lead to greater audit scrutiny; an inability to execute on our business development strategy or realize the benefits of our planned acquisitions; efficacy, safety, or other quality concerns with respect to marketed products, including market actions such as recalls, withdrawals, or declining sales; political and social pressures, or regulatory developments, that adversely impact demand for, availability of, or patient access to contraception or fertility products; general economic factors, including recessionary pressures, interest rate and currency exchange rate fluctuations; general industry conditions and competition; the impact of pharmaceutical industry regulation and health care legislation in the United States and internationally; global trends toward health care cost containment; technological advances; new products and patents attained by competitors; the impact of higher selling and promotional costs; any failure by Organon to obtain an additional period of market exclusivity in the United States for Nexplanon subsequent to the expiration of certain key patents in 2027; challenges inherent in new product development, including obtaining regulatory approval; the company’s ability to accurately predict its future financial results and performance; manufacturing difficulties or delays; financial instability of international economies and sovereign risk; difficulties developing and sustaining relationships with commercial counterparties; dependence on the effectiveness of the company’s patents and other protections for innovative products; and the exposure to litigation, including patent litigation, and/or regulatory actions.

The company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise. Additional factors that could cause results to differ materially from those described in the forward-looking statements can be found in the company’s filings with the Securities and Exchange Commission ("SEC"), including the company’s most recent Annual Report on Form 10-K and subsequent SEC filings, available at the SEC’s Internet site (www.sec.gov).

TABLE 1

Organon & Co.

Condensed Consolidated Statement of Income

(Unaudited, $ in millions except shares in thousands and per share amounts)

	Three Months Ended March 31,
	2024	2023
Revenues	$1,622	$1,538
Costs, Expenses and Other
Cost of sales	665	580
Selling, general and administrative	431	435
Research and development	112	129
Acquired in-process research and development and milestones	15	8
Restructuring costs	23	4
Interest expense	131	132
Exchange losses	6	9
Other expense, net	3	6
	1,386	1,303
Income Before Income Taxes	236	235
Taxes on income	35	58
Net Income	$201	$177

Earnings per Share:
Basic	$0.78	$0.70
Diluted	$0.78	$0.69

Weighted Average Shares Outstanding:
Basic	255,695	254,392
Diluted	258,362	256,170

TABLE 2

Organon & Co.

Sales by top products

(Unaudited, $ in millions)

	Three Months Ended March 31,
	2024			2023
	U.S.	Int’l	Total	U.S.	Int’l	Total
Women’s Health
Nexplanon/Implanon NXT	$153	$67	$220	$114	$52	$165
Follistim AQ	11	35	46	26	29	55
NuvaRing (1)	16	22	38	25	24	49
Ganirelix Acetate Injection	6	23	29	6	23	30
Marvelon/Mercilon	—	33	33	—	37	37
Jada	13	—	13	7	—	7
Other Women’s Health (1) (2)	15	28	43	9	28	38
Biosimilars
Renflexis	55	14	69	55	7	62
Ontruzant	8	31	39	13	8	21
Brenzys	—	24	24	—	19	19
Aybintio	—	8	8	—	10	10
Hadlima	22	8	30	—	5	5
Established Brands
Cardiovascular
Zetia (1)	2	82	84	2	87	89
Vytorin	1	27	28	2	28	29
Atozet	—	132	132	—	128	128
Rosuzet	—	16	16	—	18	18
Cozaar/Hyzaar	3	65	67	2	83	85
Other Cardiovascular (1) (2)	—	37	38	1	34	35
Respiratory
Singulair	2	95	98	3	117	120
Nasonex (1)	—	77	77	—	71	71
Dulera	43	13	56	38	8	46
Clarinex	1	36	37	1	39	39
Other Respiratory (1) (2)	7	3	9	12	3	15
Non-Opioid Pain, Bone and Dermatology
Arcoxia	—	75	75	—	71	71
Fosamax	1	38	40	—	37	38
Diprospan	—	29	29	—	14	14
Other Non-Opioid Pain, Bone and Dermatology (1)	5	68	72	4	59	63
Other
Proscar	—	26	26	—	27	27
Propecia	2	21	23	2	31	33
Other (1) (4)	5	89	94	4	76	80
Other (3)	—	29	29	—	39	39
Revenues	$371	$1,251	$1,622	$326	$1,212	$1,538

Totals may not foot due to rounding. Trademarks appearing above in italics are trademarks of, or are used under license by, the Organon group of companies.

(1) Sales of the authorized generic versions of NuvaRing, Zetia and Nasonex were previously included in other and have been reclassified to their respective brand name product.

(2) Includes sales of products not listed separately. Revenues from Jada were previously reported as part of Other Women's Health. Revenue from an arrangement for the sale of generic etonogestrel/ethinyl estradiol vaginal ring is included in Other Women's Health.

(3) Includes manufacturing sales to third parties.

(4) Includes revenues from the migraine medicines Emgality and Rayvow.

TABLE 3

Organon & Co.

Sales by geographic area

(Unaudited, $ in millions)

	Three Months Ended March 31,
	2024	2023
Europe and Canada	$450	$400
United States	371	326
Asia Pacific and Japan	287	324
China	206	225
Latin America, Middle East, Russia, and Africa	274	214
Other (1)	34	49
Revenues	$1,622	$1,538

(1) Other includes manufacturing sales to third parties.

TABLE 4

Organon & Co.

Reconciliation of GAAP Reported to Non-GAAP Adjusted Information

(Unaudited, $ in millions except per share amounts)

	Three Months Ended March 31, 2024
	GAAP	Spin related Costs(1)	Manufacturing Network Related Costs(2)	Restructuring	Stock-based Compensation	Amortization	Other	Non-GAAP Adjusted
Cost of sales	$665	(3)	(10)	—	(4)	(33)	—	$615
Gross profit	957	3	10	—	4	33	—	1,007
Gross margin	59.0%							62.1%
Selling, general and administrative	431	(40)	—	—	(18)	—	—	373
Research and development	112	(2)	—	—	(4)	—	—	106
Restructuring costs	23	—	—	(23)	—	—	—	—
Other expense (income), net	3	(4)	—	—	—	—	—	(1)
Taxes on income(3)	35	9	2	6	4	6	—	62
Net income	201	40	8	17	22	27	—	315
Earnings per share - Diluted	$0.78							$1.22

(1) Spin-related costs include costs from the separation of Merck & Co., Inc., Rahway, NJ, US.

(2) Manufacturing network related costs include costs from exiting manufacturing and supply agreements with Merck & Co., Inc., Rahway NJ, US.

(3) Represents the estimated tax impacts on the reconciling items by applying the statutory rate and applicable law of the originating territory of the non-GAAP adjustments.

	Three Months Ended March 31, 2023
	GAAP	Spin related Costs(1)	Restructuring	Stock-based Compensation	Amortization	Other(2)	Non-GAAP Adjusted
Cost of sales	$580	(10)	—	(4)	(29)	(2)	$535
Gross profit	958	10	—	4	29	2	1,003
Gross margin	62.3%						65.2%
Selling, general and administrative	435	(46)	—	(15)	—	(1)	373
Research and development	129	(3)	—	(3)	—	—	123
Restructuring costs	4	—	(4)	—	—	—	—
Other expense (income), net	6	(6)	—	—	—	—	—
Taxes on income(3)	58	13	1	4	6	—	82
Net income	177	52	3	18	23	3	276
Earnings per share - Diluted	$0.69						$1.08

(1) Spin-related costs includes costs from the separation of Merck & Co., Inc., Rahway, NJ, US.

(2) Other costs primarily includes one-time costs related to inventory step-up adjustments and legal reserves.

(3) Represents the estimated tax impacts on the reconciling items by applying the statutory rate and applicable law of the originating territory of the non-GAAP adjustments.

TABLE 5

Organon & Co.

Reconciliation of GAAP Net Income to Non-GAAP Adjusted EBITDA

(Unaudited, $ in millions)

	Three Months Ended March 31,
	2024	2023
Net Income	$201	$177
Depreciation (1)	30	28
Amortization	33	29
Interest expense	131	132
Taxes on income	35	58
EBITDA	$430	$424
Restructuring costs	23	4
One-time costs (2)	59	68
Stock-based compensation	26	22
Adjusted EBITDA (Non-GAAP)	$538	$518
Adjusted EBITDA margin (Non-GAAP)	33.2%	33.7%

(1) Excludes accelerated depreciation included in one-time costs.

(2) Represents spin-related, manufacturing network, and other one-time costs. Spin-related costs reflect certain costs incurred in connection with activities taken to separate Organon from Merck & Co., Inc., Rahway, NJ, US. These costs include, but are not limited to, $21 million and $37 million for the three months ended March 31, 2024 and 2023, respectively, for information technology infrastructure, primarily related to the implementation of a stand-alone enterprise resource planning system and redundant software licensing costs, as well as $14 million and $6 million for the three months ended March 31, 2024 and 2023, respectively, associated with temporary transition service agreements with Merck & Co., Rahway, NJ. Manufacturing network related costs, including exiting of temporary manufacturing and supply agreements with Merck & Co., Rahway, NJ, US, reflect accelerated depreciation, exit premiums, technology transfer costs, stability and qualification batch costs, and third-party contractor costs, and totaled $10 million for the three months ended March 31, 2024. As these costs are directly related to the separation of Organon and therefore arise from a one-time event outside of the ordinary course of the company’s operations, the adjustment of these items provide meaningful, supplemental, information that the company believes will enhance an investor's understanding of the company's ongoing operating performance.